UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

Perma-Pipe International Holdings, Inc.

(name of registrant as specified in its charter)

_________________________________________

(name of person(s) filing proxy statement, if other than registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 13, 2026

Message to Shareholders

CONTINUING TO BUILD MOMENTUM

(figures in US $000s)

	2025	2024	Change vs. Prior Year
Net sales	$210.9	$158.4	+33%
Net income attributable to common stock	$17.0	$9.0	+89%

A YEAR OF RECORD PERFORMANCE AND STRATEGIC PROGRESS

Dear Shareholders,

Fiscal 2025 was a landmark year for Perma-Pipe International Holdings, Inc. defined by strong financial performance, disciplined execution, and continued progress in our long-term global expansion strategy.

We delivered record annual net sales of $210.9 million, an increase of 33% year over year, supported by robust demand across both the Middle East and North America. Net income attributable to common stock rose to $17.0 million, reflecting meaningful improvements in scale, operational efficiency, and margin performance. These results underscore the strength of our business model and our ability to convert growth into sustainable profitability.

A defining development during the year was the accelerating momentum of our U.S. strategy. In support of this, we have initiated a major expansion in Ohio through a long-term lease for a new production facility. This site is purpose-built to serve the rapidly expanding AI data center ecosystem in the United States, one of the most capital-intensive and fast-growing infrastructure segments globally. By positioning our operations closer to this demand cluster, we are strengthening our ability to deliver highly responsive, localized solutions while significantly enhancing our competitive positioning in North America.

This Ohio facility is not simply an expansion of capacity; it represents a strategic pivot toward next-generation infrastructure markets. It will serve as a central logistics and production hub for our U.S. operations, enabling faster deployment cycles, improved service reliability, and deeper integration with customers driving digital infrastructure buildouts. As a result, North America is increasingly becoming a foundational growth engine for the Company.

At the same time, we are reinforcing a deliberately diversified global strategy. In the Middle East, our expansion is increasingly focused on structurally supported, long-duration sectors, including oil & gas infrastructure and water security strategic markets. These sectors continue to benefit from sustained national investment programs and long-term resource security priorities. Despite ongoing geopolitical complexity in parts of the region, we continue to see a highly constructive medium-to long-term demand environment, underpinned by a robust and expanding pipeline of infrastructure projects. While short-term volatility may persist, we remain confident in the resilience and durability of these end markets.

We are also pleased to report on the strengthening of our Board of Directors with the addition of Richard Sherrill and Nancy Zakhour. Their combined expertise in global infrastructure development, strategic governance, and deep market and operational knowledge will meaningfully enhance our oversight and support our continued global scaling.

Our backlog of $121.6 million at fiscal year-end reflects sustained demand across our core regions and provides strong visibility into future revenue generation.

To support this next phase of growth, we also strengthened our financial foundation through a new credit facility with J.P. Morgan Chase. This agreement enhances liquidity, optimizes our capital structure, and provides the flexibility required to support both organic expansion and targeted strategic investments, including our continued buildout in the United States.

Looking ahead, our priorities are clear: accelerate growth in AI-driven infrastructure markets in the United States, deepen our position in critical Middle Eastern sectors, and continue building a globally diversified platform capable of delivering resilient, long-term shareholder value.

I want to thank our employees for their continued dedication and our shareholders for their trust as we advance into the next phase of our journey with confidence and focus.

Sincerely,

Saleh Sagr	Jon Biro
President & Chief Executive Officer	Chairman of the Board
Perma-Pipe International Holdings, Inc.	Perma-Pipe International Holdings, Inc.

Write: Corporate Secretary

Perma-Pipe International Holdings, Inc.

2445 Technology Forest Blvd, Suite 1010

The Woodlands, TX 77381

Call: Investor Relations

(281) 941-2445

Email: investor@permapipe.com

2445 Technology Forest Blvd, Suite 1010

The Woodlands, Texas 77381

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 24, 2026

1:00 p.m. Central Time

Online at www.virtualshareholdermeeting.com/PPIH2026

Perma-Pipe International Holdings, Inc. (the “Company”) is holding its 2026 Annual Meeting of Stockholders virtually by live webcast at 1:00 p.m., Central Time, on Wednesday, June 24, 2026, for the following purposes:

1.	to elect five directors to hold office until the 2027 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;
3.	to ratify the appointment of PricewaterhouseCoopers, LLP ("PwC") as the Company's independent accountant for the fiscal year ending January 31, 2027; and
4.	to transact such other business as may be properly presented at the meeting.

The Board recommends that you vote “FOR” the election of the director nominees, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and "FOR" ratification of the appointment of PwC as the Company's independent accountant for the fiscal year ending January 31, 2027.

 Stockholders of record at the close of business on April 27, 2026, are entitled to notice of and to vote prior to the date of the meeting.

On May 14, 2026, the Company will first send to stockholders of record as of April 27, 2026, a copy of this Proxy Statement, including this Notice, the proxy card, and the 2025 Annual Report to Stockholders. Stockholders of record may vote by marking, signing, and returning the enclosed proxy card, or via the Internet or telephone, no later than 11:59 P.M. ET on June 23, 2026. Stockholders may also vote online during the virtual meeting by following the instructions on their proxy card. On the date of mailing the Notice, all stockholders may access our proxy materials on the website referred to and at the URL address included in the accompanying proxy card. The proxy materials are available free of charge.

Stockholders of record as of April 27, 2026, will be able to participate in our virtual annual meeting by visiting www.virtualshareholdermeeting.com/PPIH2026. To participate in our virtual annual meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 1:00 p.m., Central Time, on Wednesday, June 24, 2026. Online check-in will begin at 12:30 p.m., Central Time, on Wednesday, June 24, 2026, and you should allow ample time for the online check-in procedures. Appropriate questions may be submitted at any time during the meeting, and they will be addressed at the conclusion of the Company’s prepared remarks.

The Proxy Statement and Annual Report are available on the Company’s website at www.permapipe.comunder: Investors - Investor Center.

Perma-Pipe International Holdings, Inc.

PROXY STATEMENT

For the 2026 Annual Meeting of Stockholders

Wednesday, June 24, 2026

INTRODUCTION

This Proxy Statement (this "Proxy Statement") is being furnished to our stockholders by the Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc., in connection with the solicitation of proxies by our Board for use at our 2026 Annual Meeting of Stockholders to be held virtually by live webcast at www.virtualshareholdermeeting.com/PPIH2026 on Wednesday, June 24, 2026 at 1:00 p.m., Central Time, and all adjournments or postponements thereof for the purposes set forth in the attached Notice of 2026 Annual Meeting of Stockholders.

A Proxy, in the enclosed form, which is properly executed, duly returned to the Company, and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•	FOR the election of the five nominated directors to hold office until the Company’s 2027 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
•	FOR the ratification of our selection of PwC as our independent registered public accounting firm for our fiscal year ending January 31, 2027; and
•	To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying form of proxy are first being sent on or about May 14, 2026, to stockholders of record as of April 27, 2026 (the “Record Date”). In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The Company will pay the cost of the proxy solicitations.

References in this Proxy Statement to the “Company,” “Perma-Pipe,” “we,” “our” and “us,” are references to Perma-Pipe International Holdings, Inc. Our fiscal year ends January 31. Years described as 2026, 2025, and 2024, are our fiscal years ending or ended January 31, 2027, 2026, and 2025, respectively.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank, or other nominee, please return your voting instruction form to your broker, bank, or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote up to the day of the Annual Meeting if you were the holder of record of our common stock (“Common Stock”) at the close of business on the Record Date. You are entitled to one vote on each proposal presented at the Annual Meeting for each share you owned on the Record Date. If you held Common Stock on the Record Date in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the institution that held your Common Stock as of the close of business on the Record Date, to be entitled to vote those shares of Common Stock. As of the close of business on the Record Date, there were 8,123,273 shares of Common Stock outstanding.

What am I voting on? You are voting on:

1.	the election of five directors to hold office until our 2027 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
2.	the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
3.	the ratification of the appointment of PwC as the Company's independent accountant for our fiscal year ending January 31, 2027; and
4.	such other business as may be properly presented at the Annual Meeting.

In case any nominee named herein for election as a director is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects all nominees to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2026 Annual Meeting and this Proxy Statement. If, however, any other matters come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law, he or she would continue to serve on the Board until a successor is elected and qualified. However, our Bylaws provide that any incumbent director who fails to receive a majority of votes cast in any uncontested election must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and will publicly disclose its decision within 30 days following the certification of election results. Any director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee's recommendation or in the Board's decision.

Proposal 2. The compensation of the Company’s named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

Proposal 3. The appointment of PwC as our independent accountant for our fiscal year ending January 31, 2027, will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal. Brokers may vote uninstructed shares for this proposal as it is considered to be a “routine” proposal.

Why a virtual meeting? We are excited to continue to utilize the latest technology to provide expanded access, improved communication, and cost savings for our stockholders. Hosting a virtual meeting again this year will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your appropriate questions during the Annual Meeting by visitingwww.virtualshareholdermeeting.com/PPIH2026. Appropriate questions may be submitted at any time during the meeting, and they may be addressed at the conclusion of the Company’s prepared remarks.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2025 Annual Report to Stockholders and Notice, unless one or more have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

Perma-Pipe International Holdings, Inc.

2445 Technology Forest Blvd, Suite 1010

The Woodlands, TX 77381

(281) 941-2445

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company’s Transfer Agent at the following address:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

(877) 830-4936 or (720) 378-5591

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock as of the Record Date will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at Perma-Pipe International Holdings, Inc., 2445 Technology Forest Blvd, Suite 1010, The Woodlands, TX 77381 or, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above. For Common Stock you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your Common Stock, by executing and properly delivering a timely subsequent proxy to the address set forth in such proxy. If you are a stockholder of record as of the Record Date, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2025 Annual Report from the Company’s website at www.permapipe.com. No information contained on the Company’s website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2025 Annual Report to Stockholders, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling 281-941-2445, or by writing to the Company’s Corporate Secretary at the address above.

In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting is a broker non-vote. A broker non-vote is counted as present for purposes of determining the presence of a quorum at the Annual Meeting. All proposals, other than the ratification of the appointment of our independent accountants, are non-routine matters and are not matters on which a broker may vote without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to any proposal other than the ratification of the appointment of independent accountants, a broker non-vote as to your Common Stock will result. The ratification of the appointment of the independent accountant is a routine item. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote on that matter at their discretion.

How do I vote? Most stockholders have a choice of voting prior to the Annual Meeting by proxy over the Internet, by telephone or by submitting a traditional proxy card. You may also vote your shares electronically during the Annual Meeting. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate your identity and to confirm that your instructions have been properly recorded.

What if I do not specify a choice for a matter when returning a signed proxy? If your proxy form is signed and returned, your Common Stock represented thereby will be voted in accordance with your directions on the proxy form. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, FOR the approval of the advisory resolution on executive compensation, and FOR ratification of the appointment of PwC as the Company's independent accountant for the fiscal year ending January 31, 2027.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board has nominated five individuals for election for a one-year term through the 2027 Annual Meeting, and until their successors are duly elected and qualified. All of the nominees are currently serving as directors of the Company.

	Offices and Positions, if any,	First became a director
Name	held with the Company; Age	of the Company
Ibrahim Al Kuwari	Director; Age 64	2025
Jon Biro	Director; Age 60	2025
Saleh Sagr	President, Chief Executive Officer, and Director; Age 56	2026
Richard Sherrill	Director; Age 60	2025
Nancy Zakhour	Director; Age 37	2026

The director nominees’ biographical information, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

Ibrahim. Al Kuwari was appointed as a director of the Company in January 2025. He has been the Chief Executive Officer of Qatar Solar Technologies (QSTec) since February 2018. In this role, he provides strategic leadership, oversaw the company’s operations and resources, and served as the key liaison between the board of directors and corporate operations. With a distinguished career span of over three decades, Mr. Al Kuwari has held executive positions across multiple industries, including energy, real estate, and infrastructure. From 2019 to March 2021, he served as a Board Member and Managing Director of Mazaya Real Estate Development, where he was responsible for guiding the company’s strategic direction and ensuring the achievement of its financial and long-term objectives. Before joining QSTec, Mr. Al Kuwari was the Chief Executive Officer of Qatar Fuel, on secondment from Qatar Petroleum, from March 2014. Mr. Al Kuwari’s extensive experience in the energy sector began with Qatar Petroleum in 1987, where he held various roles in project management and engineering. He played a key role in offshore and onshore projects, serving as Head of Cost and Planning within the Engineering Services Division. He later took on leadership roles, including Engineering Services Manager and Engineering Manager for major refinery expansion projects. In 2005, he joined Dolphin Energy Limited as Deputy General Manager of Qatar Operations, managing key functions such as Human Resources, Finance, Public Relations, and Technology. Mr. Al Kuwari graduated from the University of Southern California (USC) with a degree in Industrial & Systems Engineering. Mr. Al Kuwari brings to the Board extensive knowledge of the oil and gas industry, the MENA region, and expertise in strategic planning, operational excellence, and corporate leadership, qualifying him to serve as a member of our Board.

Jon Biro was appointed as a director of the Company in March 2025, and has served as Chairman of the Board since 2025. He is a seasoned financial executive with extensive experience across multiple industries, including commercial printing, oilfield services, plastics processing, and marketing services. Mr. Biro currently serves as an Operating Partner and Consultant for Snow Peak Capital, LLC since 2021 as well as a Board Member for Sandy Alexander, a leading commercial printing company that is a part of the Snow Peak portfolio, and as a Board Member for Vision Plastics New Zealand Ltd., a privately owned plastics processing business. Previously, Mr. Biro held CFO roles in several public companies, including Harte Hanks, Exterran, Consolidated Graphics, and ICO, Inc., where he also served on the board and as interim CEO. Mr. Biro has also been a public company Board Member for Aspect Medical Systems and Crown Crafts. He started his career as an auditor at PricewaterhouseCoopers. A Certified Public Accountant, Mr. Biro holds a B.A. in Psychology with a minor in Economics from The University of Texas, Austin, and an M.S. in Accountancy from the University of Houston. Mr. Biro brings to the Board extensive knowledge of the oil and gas industry, as well as significant finance and corporate governance expertise, qualifying him to serve as a member of our Board.

Saleh Sagr was appointed to the Board of Directors in April 2026. He was appointed President of Perma-Pipe as of March 31, 2025, and CEO on June 7, 2025. Mr. Sagr was formerly Senior Vice President, Middle East North Africa (MENA), as of July 2021, where he had overall responsibility for MENA region expansion and the area’s continued business and financial growth. Mr. Sagr was formerly Vice President, MENA since May 2019, where he was responsible for facilities in Fujairah – UAE, Dammam – Saudi Arabia, Gujarat – India, and Beni Suef – Egypt. Before joining Perma-Pipe, Mr. Sagr served as General Manager for Global Anti Corrosion Techniques in Saudi Arabia, a Saudi pipeline coating company he cofounded in 2005. Mr. Sagr has gained extensive knowledge and experience in strategic planning, business development, startups, and turnarounds during the last 32 years, specifically in the Middle East. Previously, he was based in Edinburgh, the United Kingdom, where he held several significant positions, including engineering, startups, and operations management for Bredero Shaw, the world’s largest provider of protective coatings for the oil & gas pipeline industry from October 1995 to February 2005. His projects took him to the United Kingdom, Russia, Nigeria, Saudi Arabia, and other international locations. Mr. Sagr’s extensive leadership experience and deep operational knowledge of the Company’s global footprint, combined with over three decades of strategic expertise in international business development and the pipeline coating industry, qualify him to serve as a member of our Board.

Richard Sherrill was appointed as a director of the Company in December 2025. He has served as a member of the Board of Talos Energy, Inc. ("Talos"; NYSE: TALO) since February 2023, an upstream oil and natural gas exploration company. Since 2024, Mr. Sherrill has also served as the Senior Vice President of Business Development for Howard Energy Partners, a private midstream energy infrastructure company. From 2019 to 2024, Mr. Sherrill developed carbon sequestration projects through his company, Clean Aire Partners. From 2003 to 2019, Mr. Sherrill was the President and a board member of Ceritas Energy LLC, a midstream infrastructure company focused on midstream gathering and process solutions in various onshore regions of the United States of America and backed by private equity firms Quantum Energy Partners and Energy Spectrum Partners and was a founder of the company in 2003. From 1999 to 2003, Mr. Sherrill held various senior management roles at Duke Energy Corporation, which led to his appointment as Chief Operating Officer over the company's North American commercial activities in the deregulated natural gas and power space. From 1992 to 1999, Mr. Sherrill served in various capacities for Dynegy, Inc. Prior thereto, Mr. Sherrill began his career with First Interstate Bank of Texas, now a part of Wells Fargo, serving upstream, midstream, and energy merchant clients as a component of the firm's Energy Lending Group. Mr. Sherrill graduated from the University of Texas at Austin in 1988 with a Bachelor of Business Administration degree in finance. Mr. Sherrill brings to the Board extensive knowledge of the oil and gas industry, as well as significant finance and corporate governance expertise, qualifying him to serve as a member of our Board.

Nancy Zakhour was appointed as a Director of the Company in April 2026. Since 2023, she has served as Chief Commercial Officer of Clean Energy Services, a full-lifecycle renewable energy firm, where she leads corporate strategy and commercial operations. Since 2025, she has also served as a Venture Partner at Ascent Energy Ventures, a venture capital firm focusing on the energy sector. In addition, she has served as an MBA Lecturer at Rice University since 2025 and at the University of Houston-Downtown since 2022. Prior to her current roles, Ms. Zakhour served as an Investment Banker in the Energy & Power group at Piper Sandler from 2022 to 2023. From 2019 to 2022, she held roles at Occidental Petroleum Corporation, including Business Development Manager at Oxy Low Carbon Ventures and Well Design Lead for the Permian Delaware division. Earlier in her career, Ms. Zakhour held completion engineering and advisory roles at Callon Petroleum Company from 2015 to 2018 and technical and field operations roles at Schlumberger Limited from 2011 to 2015, including international assignments across Asia, North Africa, and Russia. Ms. Zakhour holds a Bachelor of Engineering in Electrical and Computer Engineering from the American University of Beirut and a Master of Business Administration from Rice University. She is a recipient of the Society of Petroleum Engineers Regional Completions Optimization and Technology Award and Hart Energy’s 40 Under Forty Award. Ms. Zakhour brings to the Board deep technical expertise combined with commercial and strategic leadership in both traditional and emerging energy sectors, qualifying her to serve as a member of our Board.

Director Selection and Board Refreshment

Our Board and Nominating and Corporate Governance Committee ensure that our directors have the balance of skills, background, and values to effectively represent the long-term interest of our stockholders. Our Board annually reviews and updates a matrix of the cumulative qualifications, skills, and experience that we believe are necessary to effectively steward the Company and identify any gaps to be filled to improve the Board’s performance. When we identify potential new director candidates, we review extensive background information, evaluate their references, consider their prior board experience, and conduct in-person interviews. Considering and valuing diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders.

We also value new perspectives and ideas as essential for a high performing Board. The average tenure on our Board of our nominees is approximately 0.6 years. Since 2024, we have had a 100% refreshment of independent directors on our Board. The committee assignments were last rotated in 2025, including the election of a new Chairman of the Board and new chairs of each of the committees of the Board. The Board will consider appointments to each committee, as well as Chairman of the Board and committee chair assignments following the Annual Meeting.

Each board member is required to devote sufficient time to our affairs and be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities in order to effectively represent the best long-term interests of all of our stockholders. In addition, we require substantial and significant related experience that would be necessary to perform his or her duties as a director. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a stockholder.

The Board believes that each of the director nominees are highly qualified and bring a collective balance of relevant knowledge and skills to the boardroom and an effective mix of diversity and leadership and professional experiences. The Board of Directors Skills Matrix table set forth below illustrates the experience, skills, and qualifications the Board has identified as important for the Company and highlights each director nominee’s skills, knowledge and experience that uniquely qualify such director to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill. All of our director nominees also satisfy the criteria set forth in our corporate governance principles and possess characteristics that we believe are essential for the proper and effective functioning of the Board. The biographies set forth above for each director describe in more detail the relevant experience, qualifications, attributes, and skills of each director.

Board of Directors Skills Matrix

	I. Al Kuwari	J. Biro	S. Sagr	R. Sherrill	N. Zakhour	Board Skills Collective Assessment
Energy Industry	✔	✔	✔	✔	✔	✔
Senior Executive Experience	✔	✔	✔	✔	✔	✔
Operations	✔	✔	✔	✔	✔	✔
Strategy & Planning	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔		✔
International Experience	✔	✔	✔		✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔
Capital Market Experience		✔	✔	✔	✔	✔
Accounting and Finance	✔	✔	✔	✔	✔	✔
Legal & Regulatory	✔	✔	✔	✔	✔	✔
IT Management	✔	✔	✔	✔	✔	✔
IR/PR	✔	✔	✔	✔	✔	✔
Cybersecurity	✔	✔	✔	✔	✔	✔
HR, Talent Acquisition & Development	✔	✔	✔	✔	✔	✔
Risk Assessment & Management	✔	✔	✔	✔	✔	✔
Environmental, Social, & Governance	✔	✔	✔	✔	✔	✔

VOTE REQUIRED

Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected and qualified. However, our Bylaws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and will publicly disclose its decision within 30 days following the certification of election results. Any director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve the following advisory resolution regarding compensation of our Chief Executive Officer and our other most highly compensated executive officers (collectively “Named Executive Officers” or “NEOs”):

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for 2026, as disclosed in the Executive Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement.”

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our 2026 compensation for NEOs. This vote is not intended to address any specific item of compensation; rather, your vote relates to the overall compensation of NEOs as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Compensation Overview

In early 2026, the Compensation Committee of the Board engaged Willis Towers Watson ("WTW") as an independent compensation consultant to review both the executive and director compensation programs as compared to a general industry benchmark of similarly sized organizations' industry practices.

The WTW benchmark assessment of executive compensation compared the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenues similar to the Company. Included in the market assessment and analysis were base salary, short-term incentive, long-term incentive, including equity, and total direct compensation. The benchmark study concluded that our executive total direct compensation was 39% below the 50th percentile of the market study. In mid-2026, the Compensation Committee expects to recommend, and the Board to approve, an average increase to our executive base compensation of approximately 10%.

Our executive compensation program is built on a 'pay-for-performance' philosophy. We align compensation with the achievement of specific financial and strategic goals approved by the Compensation Committee. For example:

●	Short-Term Incentive Plan (STIP): This plan requires the Company to meet rigorous financial performance targets before any cash incentives are earned.
●

Long-Term Incentive Plan (LTIP): Our LTIP is designed to incentivize long-term strategic planning and profitable growth, aligning executive interests with stockholder value and share price appreciation. Historically, LTIP awards were bifurcated between equity and cash components. Beginning in 2025, to further strengthen the link between executive pay and long-term shareholder returns, all awards granted under the LTIP are exclusively equity-based.

Prior to voting, stockholders may wish to review our discussion of executive compensation, including elements that make up our total compensation more fully in the section entitled “Executive Compensation Discussion and Analysis," as well as the discussion regarding the Compensation Committee. We believe our executive compensation programs are structured to best support the Company and its business objectives.

Although this is an advisory vote that will not be binding on our Compensation Committee or Board, our Compensation Committee and Board will carefully review the results of our stockholder vote on this say-on-pay proposal. Our Compensation Committee will consider stockholders’ concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company’s 2026 executive compensation, as outlined in the above resolution. We anticipate holding our next say-on-pay vote at our 2027 Annual Meeting.

Vote Required

The compensation of the Company’s Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF COMPANY'S INDEPENDENT ACCOUNTANT

The Audit Committee has appointed PwC as the Company’s independent accountant for our fiscal year ending January 31, 2027, and our Board and Audit Committee recommend that our stockholders ratify this appointment at the Annual Meeting.

While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, our Board is requesting, as a matter of good corporate governance, that our stockholders ratify the Audit Committee’s appointment of PwC as our 2026 independent accounting firm. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during 2026 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The appointment of PwC as our independent accountant for our fiscal year ending January 31, 2027, will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF OUR APPOINTMENT OF PWC AS THE COMPANY'S INDEPENDENT ACCOUNTANT FOR 2026.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Highlights

Our Board is committed to principled, ethical governance that benefits you, our stockholders, as well as our customers, employees, and communities. The following table presents a brief summary of a number of Board reviews and governance actions.

Overview	Focus Areas	Board Actions
Corporate Governance	Board Retirement Policy	Our Board adopted a retirement policy requiring non-employee directors to retire from the Board, and not stand for re-election, on the date of the Annual Meeting following their 72nd birthday.
	Stockholder Right to Call Special Meetings	On April 30, 2019, our Board revised our Bylaws to permit stockholders holding 10% of our outstanding common stock to call a special meeting without limitation.
	Board Refreshment	Average tenure of nominees - 0.6 years. 100% Board refreshment in the last two years. Five new directors added in the last two years.
	Director Qualifications and Experience	Matrices highlighting the skills of individual directors and the Board as a whole included in this proxy statement.
	Stockholder Outreach	Conduct frequent stockholder outreach to solicit feedback on a variety of topics including say on pay, executive compensation, company strategy, growth, and governance issues.
	Insider Trading Policy	NEOs and directors are prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company’s securities on margin. Further, all NEOs and directors are required to make advance notice for any proposed transactions in the Company’s securities from the Company’s Chief Executive Officer or Chief Financial Officer.
	Majority Voting Standard in Uncontested Director Elections	On February 19, 2025, our Board amended our Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority vote.
Compensation Committee Communication & Responsiveness	Review of the Executive and Board Compensation Programs

Engaged Willis Towers Watson in 2026 to complete a comprehensive review of independent director and executive compensation as input to and confirmation of our annual compensation review. A comprehensive review is expected to be conducted every year. We maintain a very lean Board, comprised of only four independent directors and the CEO, to minimize Board costs.

Long-Term Equity-Based Incentive Plan

Implemented a performance-based component to our long-term equity-based incentive awards, which component ties compensation directly and objectively to our long-term financial performance and helps ensure that our executives’ interests are aligned with those of our stockholders. These awards vest over time. This element provides for strong leadership motivation and retention.

	Equity Vesting Acceleration upon a Change in Control	Included “double trigger” accelerated vesting in all executive employment agreements, requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.
	BOD Committee Charters	The Board has updated our Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, and Audit Committee Charter as part of good corporate governance guidelines.
Separation of President and CEO Positions

On March 31, 2025, the Board amended our Bylaws to separate the President and CEO positions to facilitate leadership succession and organizational growth. Following the successful completion of this transition, the Board determined that combining the roles of President and Chief Executive Officer under Saleh Sagr is currently in the best interest of the Company to provide unified leadership and streamlined strategic execution.

Stock Ownership Guidelines

The Board has implemented stock ownership guidelines as follows:

● CEO - 3.0X Annual Base Salary

● NEO - 1.5X Annual Base Salary

● Independent Directors - 3.0X Annual Base Cash Retainer

See the director and executive officer ownership table included in this proxy statement.

Disclosure of Stockholding Periods

Executive officers and directors hold shares until ownership guidelines are met, other than permitted sales to allow independent directors to pay cash taxes on the vesting of restricted stock earned as described in “Director Compensation” below and which must be approved by the Chairman of the Board or the CEO.

	Anti-Hedging/Pledging Policy	The Board has adopted formal guidelines and policies prohibiting hedging and pledging which are found in our Insider Trading Policy.
	Independent Director Equity Compensation	Board equity compensation is paid in the form of annual equity grants with a one-year vesting period for greater transparency of ownership to stockholders.
	Minimum Equity Vesting Period	Employee equity grants under the 2024 Omnibus Stock Incentive Plan (“2024 Plan”) have a minimum vesting period of one year (other than with respect to shares representing 5% of the total shares reserved).
	Share Recycling	Common stock used to settle taxes is retired and not recycled into the 2024 Plan reserve.
	Retirement Conditions	Amended plan includes executive retirement conditions of six months written notice, three-year Confidentiality and Non-Solicitation/Non-Compete Agreements coupled with a clawback clause in return for ongoing equity vesting to ensure smooth leadership transitions.

Director Independence

Our Board currently consists of five directors, all of whom are nominated for re-election to the Board at the Annual Meeting. Each of the nominated directors is an “independent director” within the meaning of the NASDAQ rules, with the exception of Saleh Sagr, our President and CEO.

Director Compensation

Following a review of competitive market data provided by our independent compensation consultant, WTW, the Board approved targeted updates to director compensation effective February 1, 2026. The adjustments include increases to the annual cash retainer, equity grant value, committee chair retainers, and additional compensation for the Board Chair. These changes reflect market movement since the prior review and are intended to maintain alignment with peer practices while continuing to attract and retain experienced directors. Director compensation for 2026 is summarized in the table below.

Independent non-employee directors received an annual grant of Common Stock in the dollar amount noted below. Shares of restricted stock granted are calculated by dividing the dollar value of the grant by the 30-day average fair market value of the Common Stock on the date of grant. Grants of restricted stock vest over a one-year period. Stock grants are issued annually. Directors may elect to adopt a Rule 10b5-1 Stock Trading Plan under the Exchange Act that will, subsequent to the vesting of the stock, automatically sell a sufficient number of shares of the vested stock at the then-current market price which is normally used to cover their anticipated tax obligations associated with the vesting.

The following table sets forth our 2026 non-employee director compensation:

Annual cash retainers
Non-Employee Director	$50,000
Independent Chairman of the Board	50,000
Chairman of Audit Committee	15,000
Members of the Audit Committee	7,500
Chairman of the Compensation Committee	12,500
Members of the Compensation Committee	6,000
Chairman of the Nominating and Corporate Governance Committee	10,000
Members of the Nominating and Corporate Governance Committee	5,000

Annual equity grant
Non-Employee Director	$80,000
Independent Chairman of the Board	95,000

The following table sets forth our 2025 non-employee director compensation:

Annual cash retainers
Non-Employee Director	$45,000
Independent Chairman of the Board	40,000
Chairman of Audit Committee	10,000
Members of the Audit Committee	7,500
Chairman of the Compensation Committee	7,500
Members of the Compensation Committee	6,000
Chairman of the Nominating and Corporate Governance Committee	5,000
Members of the Nominating and Corporate Governance Committee	5,000

Annual equity grant
Non-Employee Director	$75,000
Independent Chairman of the Board	85,000

The Board and committee retainers are intended to competitively compensate the non-employee directors for their time engaged in activities on behalf of the Company.  In December 2024, the Directors created a Special Projects Compensation Policy that allows the Board of Directors to award additional compensation for special projects outside their normal recurring duties as Board members and members of committees of the Board. In fiscal 2025, the Board approved and paid additional cash compensation beyond the standard retainers in connection with certain special projects that were performed during the year. See Directors' 2025 Compensation below for further information.

The following table shows the total compensation earned by non-employee directors for the fiscal year ended January 31, 2026:

Non-Employee Directors’ 2025 Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Cynthia Boiter (2)	$36,051	$-	$36,051
David Brown (3)	102,038	75,000	177,038
Jerome Walker (4)	79,472	-	79,472
Robert McNally (5)	78,035	75,000	153,035
Ibrahim Al Kuwari	74,604	106,250	180,854
Jon Biro (6)	81,741	110,000	191,741
Richard Sherrill (7)	11,411	40,685	52,096
Nancy Zakhour (8)	-	-	-

(1)

Stock awards in 2025 were issuable to each non-employee director as shares of Common Stock. Based on the trailing 30-day average closing sale price of $15.38 on the grant date of June 25, 2025, 5,527 shares were awarded to the Chairman of the Board, and 4,877 shares were awarded to each other non-employee director. The amounts reported in the Stock Awards column represent the aggregate grant date fair value based on the trailing 30-day average closing sale price of our Common Stock on June 25, 2025.

(2)	Ms. Boiter resigned in May 2025; therefore, her fees are pro-rated for the 2025 fiscal year.
(3)	Mr. Brown resigned in January 2026; therefore, his fees are pro-rated for the 2025 fiscal year.
(4)	Mr. Walker resigned in June 2025; therefore, his fees are pro-rated for the 2025 fiscal year.
(5)	Mr. McNally resigned in December 2025; therefore, his fees are pro-rated for the 2025 fiscal year.
(6)	Mr. Biro was appointed in March 2025; therefore, his fees and stock awards are pro-rated for the 2025 fiscal year.
(7)	Mr. Sherrill was appointed in December 2025; therefore, his fees and stock awards are pro-rated for the 2025 fiscal year.
(8)	Ms. Zakhour was appointed in April 2026; therefore, she did not earn any fees for the 2025 fiscal year.

The following table summarizes the aggregate amount of restricted stock held by non-employee directors, restricted shares granted, and shares purchased as of  January 31, 2026:

Name	Number of Vested Shares	Number of Restricted Shares Granted (1)	Number of Shares Purchased	Total Shares
Ibrahim Al Kuwari	-	7,317	-	7,317
Jon Biro	-	7,249	-	7,249
Richard Sherrill	-	1,536	-	1,536
Nancy Zakhour (2)	-	-	-	-

(1)	Restricted stock vests one year from grant date.
(2)	Ms. Zakhour did not receive any grants as of January 31, 2026.

Guidelines for Director and Officer Equity Ownership

To ensure the alignment of our executives and directors to our stockholders, we maintain equity ownership guidelines set as a total value equal to the multiples of base salaries or base cash retainers, as applicable and outlined in the following table. Executive officers and non-employee directors have five years from the date of first appointment or election as an executive officer or non-employee director to achieve these levels of equity ownership.

Group	Stock Ownership Guideline
CEO	3.0X Annual Base Salary
Executive Officers	1.5X Annual Base Salary
Independent Directors	3.0X Annual Base Cash Retainer

The following table summarizes the equity position versus the Board guidelines for our NEOs and non-employee directors as of January 31, 2026:

PEO, NEOS AND DIRECTORS	Total Position in Shares (1)	Fair Value of Shares Owned at Year-End (2)	Guideline Multiple	Achieved	Excess/(Short)
Saleh Sagr (3)	51,062	$1,474,671	3.0	Yes	$124,671
Matthew Lewicki (4)	18,816	543,406	1.5	Yes	91,143
Ibrahim Al Kuwari (5)	7,317	211,315	3.0	No	(31,685)
Jon Biro (6)	7,249	209,351	3.0	No	(90,649)
Richard Sherrill (7)	1,536	44,360	3.0	No	(236,140)

(1)	The amounts presented above in "Total Position in Shares" for each executive officer and director includes unvested restricted stock and Common Stock held outright by each executive officer and director as of January 31, 2026.
(2)	Fair value of shares owned at year-end was calculated using the closing price of the Company’s Common Stock of $28.88 on January 31, 2026.
(3)	Mr. Sagr was promoted to President on March 31, 2025, and he has until March 31, 2030, to attain his required stock ownership level.
(4)	Mr. Lewicki was promoted to Chief Financial Officer on October 2, 2023, and has until October 2, 2028, to attain his required stock ownership level.
(5)	Mr. Al Kuwari was appointed to the Board on January 6, 2025, and has until January 6, 2030, to attain his required stock ownership level.
(6)	Mr. Biro was appointed to the Board on March 4, 2025, and has until March 4, 2030, to attain his required stock ownership level.
(7)	Mr. Sherrill was appointed to the Board on December 5, 2025, and has until December 5, 2030, to attain his required stock ownership level.

An executive officer’s or non-employee director’s ownership can take the form of direct ownership or indirect ownership of Common Stock through family trusts, deferred company stock programs (including unvested restricted stock), or in any other manner commonly acceptable to the Company; however, unexercised stock options do not count toward equity ownership guidelines. Participants are expected to meet these requirements within five years of appointment. The Compensation Committee reviews the equity ownership guidelines annually. Executive officers and non-employee directors are discouraged from selling shares of Common Stock until they achieve the recommended level of equity ownership. As of January 31, 2026, all of our executive officers and non-employee directors have additional time during which to achieve compliance with their respective stock ownership guidelines.

The Board’s Role in the Oversight of Compensation Risk

To help mitigate compensation risk, we have adopted and observe the following oversight policies.

Insider Trading Policy

Named Executive Officers and directors are prohibited from hedging or pledging any Common Stock they hold, engaging in short sales of our Common Stock, or purchasing the Company’s securities on margin. Further, all NEOs and directors are required to provide advance notice of any proposed transactions in the Company’s securities to the Company’s Chief Executive Officer or Chief Financial Officer. Our Insider Trading Policy was most recently updated and filed with the SEC on May 1, 2025, and is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to a material non-compliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company’s code of conduct, or breaches a fiduciary duty, or is grossly negligent, or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under this policy, which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) cancelling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. Refer to Exhibit 97 “Recoupment of Incentive Compensation Following a Restatement,” which was filed on May 1, 2025, and is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended January 31, 2026, for further discussion regarding the Company’s Clawback Policy.

Policies and Practices Regarding Timing of Equity Awards

The Board has not established policies and practices (whether written or otherwise) regarding the timing of option grants or other awards in relation to the release of material nonpublic information (“MNPI”) and does not take MNPI into account when determining the timing and terms of equity awards to executive officers. The Company has historically granted equity awards in conjunction with the annual shareholder meeting. The Company does not time the disclosure of MNPI, whether positive or negative, for the purpose of affecting the value of executive compensation.

Other Risk Mitigators

Incentive compensation is paid only after our financial results are complete and audited and the Compensation Committee has verified the performance results and associated incentive awards.

Related Party Transactions

There were no related party transactions in 2025.

Board and Committee Meetings

The Board has three standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. During fiscal 2025, the following number of meetings were held:

Number of Meetings
Board of Directors	12
Audit Committee	5
Nominating and Corporate Governance Committee	5
Compensation Committee	6
Unanimous Consent	12

In addition to regular meetings, the Board and each committee also meet in executive sessions.

Audit Committee

The Audit Committee consists of Richard Sherrill (Chairman), Ibrahim Al Kuwari, Jon Biro, and Nancy Zakhour. David Brown served as Chairman of the Committee until his resignation from the Board on January 15, 2026, at which time Mr. Sherrill was appointed to the role. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the SEC rules and the NASDAQ rules. The Board has also determined that two of the members of the Audit Committee, Mr. Biro and Mr. Sherrill, qualify as “audit committee financial experts” as defined under SEC regulations.

The principal duties of the Audit Committee include:

•	Selecting the Company’s independent registered public accounting firm;
•	Evaluating the independent registered public accounting firm’s independence;
•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of the Company’s financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of the Company’s internal audit function and overall risk management processes; and
•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of the Company’s internal control systems.

The Board last updated its Audit Committee Charter in April 2025, which is available at www.permapipe.com under: Investors - Governance Documents.

Nominating and Corporate Governance Committee

The Nominating and Corporate GovernanceCommittee is comprised of Richard Sherrill (Chairman), Ibrahim Al Kuwari, Jon Biro, and Nancy Zakhour. Robert McNally served as Chairman of the Committee until his resignation from the Board effective on December 5, 2025, at which time Mr. Sherrill was appointed to the role. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined under the SEC rules and the NASDAQ rules. The Committee evaluates individual directors, committees, and the Board as a whole, both in terms of size and capability.

The Nominating and Corporate Governance Committee also oversees the CEO succession planning process and reviews, at least annually, and approves other management succession plans to ensure continuity in our senior management positions.

The Nominating and Corporate GovernanceCommittee identifies the attributes of the Board’s incumbent members that contribute to the work of the Board and its committees, including leadership, accomplishments, experience, skills, diversity, integrity, and commitment to Board duties. When a position on the Board becomes vacant, or if the Board size is increased, the Nominating and Corporate GovernanceCommittee reviews the attributes of incumbent members and determines any attributes that, if possessed by a new Board member, would result in improved performance of the Board. Candidates recommended to the Nominating and Corporate GovernanceCommittee for consideration as nominees for vacant or new Board positions are evaluated with respect to the desired attributes determined by the Nominating and Corporate GovernanceCommittee. Following evaluation, which includes interviews and such other procedures the Nominating and Corporate GovernanceCommittee deems advisable, the Nominating and Corporate GovernanceCommittee makes a recommendation to the Board regarding a candidate either to be nominated for election at the next annual meeting of stockholders or appointed by the Board prior to such meetings. The committee and the Board understand the importance of diversity in both perspective and experience. The Committee also values gender and racial diversity in Board membership. Such diversity is an integral part of the selection and candidate evaluation process.

Recommendations for potential director nominees can come from many different sources, including other Board members, executive officers, stockholders, self-recommendations, members of the communities the Company serves, or search firms.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate GovernanceCommittee pursuant to the process described above as a potential nominee to the Board should refer to “Stockholder Proposals and Nominations for 2027 Annual Meeting” for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

The Board updated its Nominating and Corporate Governance Committee Charter in September 2024, which is available atwww.permapipe.com under: Investors - Governance Documents.

Compensation Committee

The Compensation Committee consists of Ibrahim Al Kuwari (Chairman), Jon Biro, Richard Sherrill, and Nancy Zakhour. David Brown served as Chairman of the Committee until his resignation from the Board on January 15, 2026, at which time Mr. Al Kuwari was appointed to the role. The Board has determined that all members of the CompensationCommittee are “independent” as that term is defined under the SEC rules and NASDAQ rules, including those specifically applicable to compensation committee members.

The Compensation Committee generally undertakes the following activities:

•	Maintains awareness of industry compensation trends and benchmarks and assists the Board in overseeing the Company’s compensation policies, including equity plans and benefits strategies;
•	Determines the appropriate compensation for the President/CEO, and recommends adjustments for approval by the Board;
•	Consults with the CEO on compensation of the Company’s other executive officers;
•	Reviews the Company’s list of high-potential employees and business critical positions, along with retention and succession plans;
•	Reviews independent and non-employee director compensation and recommends adjustments for approval by the Board;
•	Oversees all of the Company’s executive compensation and its equity-based compensation plans;
•	Advises the Board on omnibus plan stock availability, future requirements and enhancements or changes to plan language;
•

Oversees and approves an annual report of the Compensation Committee for inclusion in the Company’s annual proxy statement (or Annual Report on Form 10-K) in accordance with applicable SEC rules and guidelines, if required;

•	Reviews and approves the Executive Compensation Discussion and Analysis included in the proxy statement (or Annual Report on Form 10-K); and
•	Performs any other activities consistent with its charter, the Company’s Bylaws, applicable law and as the Board deems necessary or appropriate.

In making decisions concerning executive compensation, the Compensation Committee typically considers, but is not required to accept, the recommendations of the CEO, except that the CEO does not make any recommendations with respect to his own compensation.

The Compensation Committee has delegated to the Company’s Vice President of Human Resources the authority to control, operate, manage and administer all executive compensation, equity-based compensation plans and benefit plans, with the exception of the following: grant waivers of plan terms, conditions, restrictions or limitations; accelerate vesting or exercise of an award; establish new kinds of awards; establish or modify performance goals, or certify the attainment of performance goals.

The Board updated its Compensation Committee Charter in December 2024, which is available at www.permapipe.com under: Investors - Governance Documents.

Board and Company Leadership

The Board retains discretion to structure leadership of the Board and Company in the manner that best serves the Company’s and its stockholders’ interests at a given time, and accordingly, has no fixed policy with respect to combining or separating the offices of Chairman and CEO. The Board has determined that, if the Chairman is not an independent director, a lead independent director should be selected by the independent directors and should serve as the chair of the Nominating and Corporate Governance Committee. Jerome Walker served as independent Chairman of the Board until his resignation on June 25, 2025, at which time Jon Biro was appointed to the role. As Mr. Biro is an independent director, the Board has determined that a Lead Independent Director is not required at this time.

Board’s Oversight of Enterprise Risk

The Board oversees major enterprise risks facing the Company and reviews management’s proposals for mitigation of such risks. It reviews and discusses significant financial and non-financial risks and steps management has taken to monitor, control and report such exposures. In performing its oversight responsibilities, the Board periodically discusses with management the Company’s policies with respect to enterprise risk assessment and risk management, including risks inherent in proposals for which Board approval is sought. The Audit Committee and Compensation Committee report to the Board regularly on matters relating to specific areas of risk each committee oversees. Throughout the year, the Board and its relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company’s stockholders. In 2025, each incumbent director attended at least 75% of the Board and committee meetings on which such director served. All directors at the time attended the Company’s 2025 Annual Meeting.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all employees of the Company and to the Company’s Board. The Company is committed to conducting business in accordance with our core values and the law and with the highest standards of ethical business conduct. All employees and directors acknowledge and certify annually their understanding and application of, and compliance with, our Code of Conduct. The Company updated the Code of Conduct in September 2025 and it is publicly available on the Company’s website at www.permapipe.com under: Investors - Corporate Governance.

Stockholder Communication with our Board of Directors

Stockholders may communicate with the Board by submitting communications in writing, addressed to the Board as a whole or one or more specific directors, in care of the Corporate Secretary of the Company, to: Corporate Secretary, Perma-Pipe International Holdings, Inc., 2445 Technology Forest Blvd, Suite 1010, The Woodlands, Texas 77381. The Corporate Secretary will submit all appropriate matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to ask appropriate questions of Board members at the Annual Meeting.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Compliance Officer, Perma-Pipe International Holdings, Inc., 2445 Technology Forest Blvd, Suite 1010, The Woodlands, Texas 77381.

Environmental, Social and Governance (“ESG”) Overview

The Company's operations take into account governance, social and environmental factors. Addressing ESG concerns and finding solutions within our business units enables us to build better businesses internationally. The Company lessens the environmental impact of its operations and that of its clients by being deliberate in the development of products and services that are both environmentally sensitive and comply with regional governmental legislation.

All of the Company's business units work in accordance with its Environmental Management Systems (“EMS”) and are, or are being, accredited to the ISO 140001 standard. An overall framework for identifying, managing, monitoring, and controlling environmental issues is provided by the ISO 140001 standard. This gives the Company a framework for assessing and reducing the environmental impact of its operations. The Company's EMS is continuously improved in order to minimize any environmental impact that arise as a result of the Company's operations. The Company advocates consuming less energy in all of its endeavors and minimizes, recycles, and reuses waste whenever possible. The Company's ability to succeed as a multinational corporation depends on having a positive impact in the communities where it operates. Providing a safe work environment is of paramount importance to the Company. The North America, Middle East and North Africa business units are ISO 45001 accredited.

The Company strives for ESG excellence every day. The Company's stakeholders, which include its workers, customers, vendors, business partners, shareholders, and communities all around the world, look to our principles to consistently display integrity, respect, and sound business judgment when it comes to matters of the environment, social equality and corporate governance.

Corporate governance is a key component to the success of any business. As a publicly traded company based in the U.S., the bar for corporate governance is high. The Company has strict oversight by an active Board of Directors, and it has robust guidelines to which the employees and partners must adhere.

Commitment to Sustainability

Sustainability matters, and the decisions the Company's clients make today will have an influence on future generations. The Company is proud to serve one of the greenest and most energy conservation-minded industries in the world, the district energy industry.

Most district energy systems use steam distribution systems to provide thermal energy for space heating and hot water needs of connected buildings. District hot water systems, rather than steam, can also be used to deliver thermal services, which typically increases system efficiency through lower distribution losses. Hot water distribution is well suited to incorporating advanced energy options such as solar thermal and waste heat recovery from industrial processes and data centers. For cooling, most district energy systems use hybrid chiller plants, often coupled with thermal storage. These systems lower the overall carbon footprint of any building development project, yielding a more sustainable method of heating and cooling.

The Company has been at the forefront of engineering and fabricating piping system solutions to supply efficient and sustainable district energy systems for below or above ground steam, hot, and chilled water applications for nearly a century.

Likewise, other fluids are moved every day through our piping systems with the least amount of heat loss, or heat gain, leading to efficiency for our customers. The Company's double containment solutions provide lasting mechanical protection ensuring protection for the environment. The Company also provides robust anti-corrosion coating solutions which protect our customers’ infrastructure for decades to come.

The Company is committed to the protection of its customers’ assets, the environment in which it operates and to the fundamental sustainability that its products provide.

Human Capital Management

The Company’s long-term success is based upon fostering a workforce dedicated to delivering the best experience to its customers through robust human capital management initiatives.

Perma-Pipe Values

The Company is proud of the values upon which its business is based. Accordingly, it has and will continue to uphold the highest business ethics and personal integrity in the organization’s actions, interactions, and transactions.

We have and will continue to uphold the highest levels of business ethics and personal integrity in all types of actions, interactions, and transactions. Our Values and Code of Conduct are common reference points for anyone who is unclear about what is expected of them.

Equity

At our core, we are a global entity committed to cultivating a culture of Equity, which is reflected in our Core Values, across all facets of our operations worldwide. We recognize that our strength lies in embracing differences and fostering an environment where everyone feels valued and included. Our dedication to Equity is a strategic advantage that propels us toward our vision of delivering unparalleled value to our customers, colleagues, business partners, and shareholders. We extend our commitment to Equity to every level of our organization, including our Board of Directors, ensuring that diverse thought perspectives shape our decision-making processes. We understand that the collective wealth of individual differences, life experiences, knowledge, creativity, innovation, and talents our employees bring to their roles not only defines our culture but also underpins our reputation and accomplishments. We are committed to continuously evolving our Equity initiatives to create an environment where all individuals can thrive, contribute, and reach their full potential. Through fostering inclusivity, we not only enrich our workplace but also drive innovation and sustainable growth.

Safety and Wellness

Safety is not just a priority; it is a culture we have meticulously crafted and aptly named “The Perma-Pipe Zero Incident Safety Culture.” Through a robust framework of policies, procedures, and initiatives, we foster an environment where safety is ingrained in every aspect of our operations. We prioritize the well-being of our employees, customers, and communities.

Our unwavering commitment is proactively striving for zero serious injuries. By continually investing in our core safety programs and injury-reducing initiatives, we aim to create a workplace where every individual returns home safely at the end of the day. Recognizing that holistic well-being encompasses both physical and mental health, we proudly offer comprehensive employee assistance programs, including financial guidance, legal support, and mental health counseling, ensuring our employees have the resources they need to thrive both personally and professionally.

Employee Engagement

Our success depends on sustaining a high performing culture, where employees are engaged, and their efforts are aligned with the company’s overall strategy. In 2026, we will renew our global employee engagement survey that will serve as a platform to better understand our employees’ experiences. The feedback gathered will further enable us to leverage employee insights and feedback to create a more effective workplace. We have made strides in the areas of improvement identified in our 2024 employee engagement survey and are committed to upholding the exchange of meaningful dialogue between leaders and employees about their experiences, contributions, and development.

Talent Acquisition and Retention

Our talent acquisition strategy is designed to position Perma-Pipe as the employer of choice in the industrial manufacturing sector. Our multifaceted approach leverages external professional recruiting firms, innovative social media campaigns, and active engagement with local communities to maximize talent outreach and ensure we attract top quality candidates. We are committed to providing equal opportunity in employment for all applicants and employees. We proactively nurture a culture of inclusion, innovation, and excellence through the promotion of internal candidates, succession planning for senior leadership roles, and throughout the entire employee lifecycle. To remain competitive, we continually examine and benchmark our practices against industry trends to ensure we attract exceptional talent while fostering the needs of our employees.

Talent Development

We strongly believe that strategic workforce planning and ongoing employee development are crucial for our success. A key driver of our future growth is our commitment to nurturing leadership. We focus on identifying and cultivating talent, enabling employees to accelerate their career progression and meet their professional goals. We have robust processes in place for career management, succession planning, and leadership development, empowering employees to take ownership of their careers. Our organization's success relies on equipping our global workforce with the resources and tools necessary to meet future challenges.

Employee Compensation and Benefits

Our compensation strategy is designed to be competitive and rewarding, integrating both short-term and long-term incentives. Aligned with industry benchmarks and tailored by expert consultants, our comprehensive benefits package supports the overall well-being of our employees. This includes everything from health insurance to retirement savings plans, ensuring that our team members are supported in every aspect of their lives. Our local human resources and benefits teams complied with all applicable local benefits, wage and hour laws and ensured employees are receiving competitive wages and benefits. We continue to offer a suite of benefits including medical, dental, vision, company-paid disability, and life, and 401(k) retirement savings plans.

Ethics and Compliance

The Company's commitment to ethical business practices extends across all its subsidiaries, joint ventures, associated companies, and affiliates worldwide. Upholding the highest standards of integrity is not only expected of every individual within our organization, regardless of their role or location, but also extends to our business partners. Aligned with this commitment, our Code of Conduct mandates that all our partners adhere to similar principles as outlined within. These principles must be effectively communicated throughout their organizations, including to their employees and subcontractors.

Our Code of Conduct sets clear ethical standards for every member of our workforce, including employees, officers, independent directors, and third parties involved in our business operations. These standards are designed to meet internal expectations and external legal requirements mandated by regulatory agencies. The Company's Ethics & Compliance Committee routinely meets to ensure that its standards are being adhered to and that they are continuously improved to ensure the highest standards of ethical and legal compliance are maintained at all times.

To bolster our global ethics and compliance framework, we have implemented various policies and procedures such as Conflict of Interest, Third-Party Due Diligence, International Screening, and our Global Anti-Corruption Policy. Additionally, we maintain a Compliance Hotline and a comprehensive Harassment Policy. Our commitment to ethical conduct is further reinforced through regular employee training sessions and rigorous system testing. We continually enhance our programs through data collection, continuous monitoring, and updates to ensure alignment with industry best practices.

Labor Relations

We maintain a longstanding partnership with the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry Local 572. Our collective bargaining agreements foster harmonious relations between management and employees, oversee union compensation structures, and mitigate the risk of disruptions such as strikes and lockouts. Regular dialogues with both national and local union leaders cover vital business topics, including customer service, operational enhancements, business performance, and adapting to technological advancements and market competition. Our history underscores our commitment to delivering quality service and sustaining good jobs, supported by competitive wages and comprehensive benefits for our workforce.

Emphasizing collaboration and cooperation, both parties are dedicated to fostering positive relationships among representatives at every level and across our union workforce. Our mutual accord outlines clear procedures for grievance resolution, ensuring fair treatment for all union employees. This collaborative approach enhances our manufacturing competitiveness while guaranteeing uninterrupted service for our customers. Respecting the rights of our employees to associate freely, we uphold our obligations to comply with local labor laws and regulations in every jurisdiction we operate.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee of the Board, which met five times during during the last fiscal year, consists of four independent directors. During 2025, David Brown served as Chairman until his resignation from the Board, effective January 15, 2026, at which time Mr. Sherrill was appointed to the role. The members of the Audit Committee meet the independence requirements, and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NASDAQ rules. Two of the current members, Mr. Biro and Mr. Sherrill, meet the financial literacy requirements of NASDAQ and have been determined to be Audit Committee financial experts.

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and the effectiveness of the Company's internal control over financial reporting, and expressing opinions on those statements and on the effectiveness of such internal controls. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

During 2025, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s financial management team. Additionally, the Audit Committee held separate private executive sessions, at each of its regularly scheduled meetings, with the Company’s independent registered public accounting firm, PwC, the Company’s Director of Internal Audit, and with the Company’s CEO and CFO, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and the Company’s CFO.

Management updates the Audit Committee periodically on its process to assess the adequacy of the Company’s system of internal control over financial reporting; the framework used to make the assessment; and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee, senior members of management, and internal audit resources reviewed the Company’s policies and procedures with respect to risk assessment and risk management.

Each year, the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent registered public accounting firm or consider other audit firms. Based on this evaluation, the Audit Committee decided to re-engage PwC as the Company’s independent registered public accounting firm for the year ended January 31, 2026. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the Board ask the Company’s stockholders, at the Annual Meeting, to ratify its appointment of the Company’s independent registered public accounting firm.

With respect to the Company’s audited financial statements for 2025:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee met with PwC and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•

The Audit Committee received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with PwC its independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PwC referred to above, management’s representations and the report of PwC on the Company’s 2025 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2026 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

Richard Sherrill, Chairman

Ibrahim Al Kuwari

Jon Biro

Nancy Zakhour

Members of the Audit Committee

AUDIT FEES

The Audit Committee appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2026. The Company’s stockholders ratified the engagement of PwC at the 2025 Annual Meeting of stockholders on June 25, 2025.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be provided economically by employee staffing. Such services include tax services.

The aggregate amounts included in the Company’s financial statements for 2025 and 2024 for audit and audit related fees were as follows:

	2025	2024
PwC Audit Fees	$2,895,000	$1,693,000
All Other Fees	2,000	2,000
Total	$2,897,000	$1,695,000

The increase in auditor fees in 2025 was primarily driven by (i) expanded audit procedures and compliance costs associated with the Company’s transition from a non-accelerated filer to an accelerated filer under Sarbanes-Oxley (SOX) Section 404(b), and (ii) professional fees related to efforts to remediate previously identified material weaknesses in internal control over financial reporting.

Audit fees include fees for services performed to comply with generally accepted auditing standards in connection with the annual audit of the Company’s financial statements and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q. These fees also include services related to statutory and regulatory filings, consents, and the review of other documents filed with the SEC, including reports on Forms 10-K and 8-K. All other fees were for a disclosure checklist tool.

The Company did not incur any internal audit fees or tax fees from PwC during 2025 or 2024.

The Audit Committee has adopted a policy for approving all audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all the engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified, or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by PwC during the past year prior to their undertaking.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Executive Compensation Discussion and Analysis is to provide information about the compensation of our Named Executive Officers (“NEOs”) for the fiscal year ended January 31, 2026. For this period, our NEOs consisted of:

●	Saleh Sagr, our President and Chief Executive Officer;
●	David Mansfield, our former Chief Executive Officer;
●	Matthew Lewicki, our Vice President and Chief Financial Officer; and

The Company qualifies as a “Smaller Reporting Company” as defined under SEC rules and, as a result, is not required to include in this Proxy Statement a full Compensation Discussion and Analysis section or certain other disclosures relating to executive compensation. However, we are voluntarily providing this information to maintain transparency regarding our compensation philosophy and the transitions in our leadership team during the year.

Purpose of Executive Compensation Program

The Company’s long-term success depends on our ability to attract, motivate, focus, and retain highly talented individuals who are committed to the Company’s vision, values, and strategy. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to our annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.

We believe the compensation packages for our NEOs are market competitive and reflect their extensive management experience, continued high performance, and exceptional service. We also believe our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Pay for Performance Philosophy

In 2025, our compensation plan was designed to hold our NEOs accountable for our business results and to reward them for strong corporate performance and the creation of stockholder value. The key elements of our executive compensation program supported this objective.

Compensation Element	Form of Payment	Performance Metrics	Rationale
Base Salary	Cash	Individual Performance	Market based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance, and experience.
Short-Term Incentive	Cash	Adjusted EBT Performance: Financial	Rewards on the achievement of challenging annual financial performance goals of the Company. In 2023 the Company changed the primary metric from EBIT to EBT to better focus on operational profitability.
Long-Term Incentive	Equity - Restricted Stock	Three-year vesting period	Provides an incentive for long-term strategic planning and profitable growth correlated with stockholder value through share price appreciation over time.

Because we believe the compensation of our most senior executives should be based on the Company’s overall performance, each executive’s pay is tied to the same financial metrics, and in aggregate, approximately half of each executive’s direct compensation is either short-term incentive-based or long-term equity-based, dependent upon Company financial performance, and is therefore at risk. In 2025, incentive-based components (which we define as including the target values for short-term and long-term incentive compensation, inclusive of restricted stock awards) were 70% of the CEO’s target total direct compensation opportunity and 44% of the average target total direct compensation opportunity for the other NEOs.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the financial performance of the Company. For the most recently completed fiscal year, the Company did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to our NEOs to the Company’s performance. We are also permitted to report as a “Smaller Reporting Company” as defined under the U.S. federal securities laws. Accordingly, we have not included a tabular list of financial performance measures, and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K.

The following table sets forth information concerning the compensation of our NEOs for each of our 2025, 2024, and 2023 fiscal years, and our financial performance for each such fiscal year:

Year	Summary compensation table total Mr. Sagr (1)	Compensation actually paid to Mr. Sagr	Summary compensation table total for Mr. Mansfield (1)	Compensation actually paid to Mr. Mansfield	Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs	Value of initial fixed $100 investment based on total shareholder return (2)	Net income ($ in thousands) (3)
2025	$1,747,437	$2,298,734	$1,133,862	$1,970,329	$735,691	$974,342	$285	$17,035
2024	-	-	1,723,244	2,263,803	608,354	703,610	150	8,983
2023	-	-	1,515,363	1,360,902	472,477	455,523	79	10,471

(1) For fiscal year 2024 and 2023, David J. Mansfield served as our Principal Executive Officer ("PEO"). Mr. Mansfield resigned from the organization in June 2025 and was succeeded by Saleh Sagr as PEO. For fiscal year 2025, both Mr. Mansfield and Mr. Sagr are represented as PEOs in the table above. Our non-PEO NEOs for whom the average compensation is presented are: (i) for 2025, Matthew Lewicki; and (ii) for 2024 and 2023, Saleh Sagr and Matthew Lewicki.

(2) Total Shareholder Return illustrates the cumulative value, as of the last day of the indicated fiscal year, of a hypothetical investment of $100 in the Company’s Common Stock on January 31, 2023 (the measurement point)

(3) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2025			2024		2023 (1)
Description of Amount	Mr. Sagr	Mr. Mansfield	Average non-PEO NEOs	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs
Summary compensation table - Total compensation	$1,747,437	$1,133,862	$735,691	$1,723,244	$608,354	$1,515,363	$472,477
Decrease in amounts reported under the "stock awards" column in the summary compensation table for the applicable fiscal year	(450,003)	-	(135,790)	(364,849)	(64,930)	(350,981)	(50,604)
Increase for fair value at fiscal year-end of outstanding and unvested stock awards granted in fiscal year	845,000	-	254,982	629,063	111,950	274,963	39,644
(Decrease)/increase for awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end, determined based on change in fair value from prior fiscal year end to applicable fiscal year end	100,142	534,225	86,302	236,932	33,344	(76,740)	(5,525)
Decrease for change in fair value as of vesting date of stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	56,158	302,242	33,158	39,413	14,892	(1,703)	(469)
Compensation Actually Paid	$2,298,734	$1,970,329	$974,342	$2,263,803	$703,610	$1,360,902	$455,523

(1) Mr. Lewicki's compensation data is only for nine months since he began his employment in May 2023.

Relationship Between Financial Performance Measures

The Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company provides the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation and Cumulative Total Shareholder Return

The following chart sets forth the relationship between PEO compensation, the average compensation of our Non-PEO NEOs, and the Company’s cumulative total shareholder return (“TSR”) for the years ended January 31, 2026, 2025, and 2024.

Compensation and Net Income

The following chart sets forth the relationship between PEO compensation, the average compensation of our Non-PEO NEOs, and the Company’s net income for the years ended January 31, 2026, 2025 and 2024.

While 2024 net income was a decrease of $1.5 million, compared to $10.5 million in 2023, the reduction was due to a one-time non-cash tax benefit of $5.9 million in the prior year after being allowed to recognize the benefit of past tax losses. Excluding the impact of the tax benefit, net income after taxes and minority interest was an increase of $4.4 million. Net income in 2025 increased by $8.0 million, from $9.0 million in 2024 to $17.0 million in 2025, representing a record year for the Company.

Executive Compensation Aligned with the Market

Throughout this Executive Compensation Discussion and Analysis, each reference to the ‘‘market’’ and to market positioning practices is intended to incorporate the approach outlined below. We review our executive compensation program on a regular basis and generally target approaching the 50th percentile of the market in positioning each individual element of compensation.

In the spring of 2024, we conducted our benchmarking for 2024 compensation with a primary benchmarking reference consisting of a consolidation and integration of market data from companies in the manufacturing industry in the WTW General Industry Executive Management Survey. We also considered data from our Custom Peer Group (defined below) regarding pay program design, dilution, and performance. WTW developed competitive pay data from a large set of companies with annual revenues less than $500 million, with data adjusted to reflect companies of a similar revenue size as the Company, approximately $200 million in revenues. We believe this approach provides an appropriate representation of the market, as applicable to our NEOs, and, by incorporating multiple sources, we lessen the impact of fluctuations in market data over time.

In early 2026, the Compensation Committee and our Board agreed to conduct a comprehensive review using WTW 2026 market data for its 2026 executive compensation decisions. The benchmarking market analysis included base salary, short-term incentive, and long-term incentive, resulting in target total direct compensation. Executive compensation for 2026 is also based on the 2026 benchmarking data. A comprehensive review will be conducted every year.

Our Custom Peer Group is made up of the 14 public companies shown below. All of these firms fall into at least one of these categories: (i) customers with a strong presence in one or more of our major markets; (ii) companies that are US based and have a large international presence; (iii) companies that are project-based that have similar product profiles or related products; (iv) companies with similar Global Industry Classification codes; and (iv) diversified companies that compete for investor capital within the market segment. The Custom Peer Group companies also are similar to the Company in size, demographics, locations, and investor profile and compete with us for talent.

●	Ampco-Pittsburgh Corporation	●	Hurco Companies, Inc.
●	Broadwind, Inc	●	L.B. Foster Company
●	Core Molding Technologies, Inc.	●	Luxfer Holdings PLC
●	Energy Recovery, Inc.	●	Natural Gas Services Group, Inc.
●	FreightCar America, Inc.	●	NCS Multistage Holdings, Inc.
●	Graham Corporation	●	NWPX Infrastructure, Inc.
●	Gulf Island Fabrication, Inc.	●	Twin Disc, Incorporated

Principles of Our Executive Compensation Program

We believe the level of compensation received by our NEOs should be tied closely to our corporate financial performance. This principle is apparent in the design of our executive compensation program and in the specific compensation packages we provide. In addition to aligning our NEOs’ pay with performance, we follow several other principles when designing and implementing our executive compensation program.

✔ Market and Peer Positioning

We believe the target, on average, for our NEOs’ total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should approach the 50th percentile of independent market benchmarks.

✔ Short-Term and Long-Term Balance

We strive for a balance between annual short-term and long-term elements of compensation consistent with market practices. We believe in setting short and long-term goals that are challenging but attainable at their targeted levels without the need for our executives to take inappropriate risks, take actions that would violate our Code of Conduct, or make material changes to our long-term business strategy or our methods of management or operation.

✔ Pay at Risk

We believe that the more senior an NEO’s position, the more short and long-term compensation should be at risk, which means it will vary based upon the Company’s consolidated financial performance and return on investment performance.

✔ Alignment with Stockholders' Interests

We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program in order to link our NEOs’ compensation with our stockholders’ returns. The greater the level of responsibility of the NEO, the more his or her compensation should be stock-based and the higher their stock ownership requirement should be. This is consistent with market practices.

✔ Retention of Executives

We believe that our compensation program should support retention and motivation of our experienced NEOs and achievement of our leadership succession plans.

✔ Simple and Transparent

We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.

How Performance Measures and Goals are Determined

The Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time. Each review includes general comparisons to market and peer data and analysis prepared by WTW, including information on market and peer practices and decision support in the following areas:

✔ Pay strategy and positioning on all elements of compensation;

✔ Annual short-term incentive plan design, including performance measures, performance targets and plan leverage;

✔ Long-term incentive plan strategy, design, and targets;

✔ Stock ownership guidelines; and

✔ Executive benefits and protection policies, including severance practices for officers and change in control arrangements.

The Compensation Committee develops performance measures and goals each year aligned to the Company’s strategic plan that are designed to help achieve our business strategy and objectives. In setting the performance goals for annual short-term and long-term incentive compensation, the Compensation Committee benchmarks against the performance targets of the Custom Peer Group and considers whether the Company’s compensation targets are sufficiently demanding relative to market trends and the Company’s strategic plans. The Compensation Committee believes this comprehensive process leads to appropriate performance targets and incentive awards that create stockholder value.

For fiscal 2025, as further detailed in the “Executive Compensation Elements” section, short-term incentive bonus goals for our NEOs were based 100% on the achievement of specific financial targets within the Company’s 2025 operating plan, as approved by the Compensation Committee and the Board.

While we are committed to transparency, the Company does not disclose the specific underlying performance goals for these measures. We believe such disclosure would reveal competitively sensitive, proprietary information regarding our business plans and strategic objectives. Protecting this data prevents competitors from gaining unfair insights into our marketplace strategy, thereby safeguarding long-term stockholder interests.

Stock awards to NEOs under the LTIP carry a three-year vesting term. Beginning in 2020, as described below under “Executive Compensation Elements,” the performance-based cash portion of the long-term incentive award is based on achievement against corporate performance improvement targets over a three-year period established by the Board with respect to the Company’s return on equity. Beginning in 2025, long-term incentive awards will be 100% equity-based. This shift to a fully equity-based program is designed to further align the long-term interests of our executive team with those of our stockholders by linking a significant portion of total compensation directly to the Company’s share price performance.

Summary Compensation Table for 2025

The following table shows the total compensation earned by our NEOs for 2025 and 2024 for services rendered in all capacities to the Company:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Saleh Sagr (5)	2025	$424,502	$450,003	$649,970	$222,962	$1,747,437
President, Chief Executive Officer, and Director	2024	303,153	64,613	244,401	73,630	685,797
Matthew E. Lewicki	2025	301,509	135,790	284,637	13,755	735,691
Vice President and Chief Financial Officer	2024	289,953	65,247	164,910	10,801	530,911
David J. Mansfield (6)	2025	200,173	-	723,374	210,315	1,133,862
Former Chief Executive Officer	2024	486,504	364,849	858,136	13,755	1,723,244

(1)

Pursuant to their employment agreements, our NEOs’ base salaries are subject to annual reviews and adjustments, which may result in changes to their base salaries. The amounts reported in the Summary Compensation Table represent the actual base salary earned by each NEO during the fiscal year, including any such adjustments. Specifically, Mr. Sagr's salary was adjusted in response to his promotion to President and Chief Executive Officer, and Mr. Mansfield's salary was pro-rated to reflect his service through his retirement date in June 2025.

(2)	Represents the grant date fair value of restricted stock awarded in the fiscal year as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in the valuation of the awards, please see Note 9, “Stock-based compensation,” to the Company’s Financial Statements in its Annual Report on Form 10-K for the year ended January 31, 2026. The awards will vest 1/3 per year over a three-year vesting period. These amounts reflect the grant date fair value of the awards and do not correspond to the actual value that may be realized by the NEOs. See the Grants of Plan-Based Awards in 2025 table for additional information.
(3)

The amounts shown for 2025 consist of short-term incentive bonuses earned based upon performance in 2025 and paid in 2026, as well as the vested portion of previously granted long-term cash performance awards described below under “Executive Compensation Elements,” based upon 2025 financial performance (subject to a minimum of 80% of target up to a maximum of 150% of target). The individual amounts earned with respect to the long-term cash performance awards were as follows: Mr. Sagr, $63,010; Mr. Lewicki, $49,881.

The amounts shown for 2024 consist of short-term incentive bonuses earned based upon performance in 2024 and paid in 2025, as well as the vested portion of previously granted long-term cash performance awards described below under “Executive Compensation Elements,” based upon 2024 financial performance (subject to a minimum of 80% of target up to a maximum of 150% of target). The individual amounts earned with respect to the long-term cash performance awards were as follows: Mr. Mansfield, $342,167; Mr. Lewicki, $28,608; Mr. Sagr, $58,530.

(4)	Amounts reported in the All Other Compensation column for 2025 consist of Company contributions to retirement plans, separation payments, and certain perquisites. In 2025, Mr. Mansfield and Mr. Lewicki each received $12,125 in Company 401(k) contributions. For Mr. Sagr, the amount reported includes $201,885 in contributions made by the Company to a MENA-based retirement plan and a vehicle allowance of $19,447. Additionally, Mr. Mansfield received a separation payment in the amount of $196,560 in connection with his retirement. No other NEO received perquisites or other personal benefits with an aggregate value of $10,000 or more.
(5)	Mr. Sagr served as Senior Vice President, MENA from June 2021 through March 30, 2025. He was appointed President effective March 31, 2025, and subsequently appointed President and Chief Executive Officer effective June 7, 2025.
(6)	Mr. Mansfield served as Chief Executive Officer until June 6, 2025, at which time he retired from the Company. Total compensation for 2025 reflects the portion of the year served in an executive capacity.

Grants of Plan-Based Awards in 2025

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2025. The amounts shown in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs’ continued employment. The awards in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were granted under our annual cash incentive program for the fiscal year ended January 31, 2026, and payment is or was contingent on our achievement of a given level of corporate performance, as described below in the section titled “Executive Compensation Elements.”

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Award Pursuant To	Grant Date	Threshold	Target	Maximum	Restricted Stock Award in Shares (1)	Value of Awards on Grant Date (2)
Saleh Sagr	Long-term incentive plan	6/25/2025				29,259	$ 450,003
	Short-term incentive plan		$168,462 (3)(4)	$336,924 (3)(4)	$673,848 (3)(4)
David Mansfield	Long-term incentive plan	6/25/2025				-	-
	Short-term incentive plan		-	-	-
Matthew Lewicki	Long-term incentive plan	6/25/2025				8,829	135,790
	Short-term incentive plan		75,377 (3)	150,755 (3)	301,509 (3)

(1)	The restricted stock vests ratably over three years.
(2)

The amounts shown in the Value of Awards on Grant Date column represent the fair value of the awards on the date of grant, as computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

(3)	Amounts represent potential future payouts pursuant to annual bonus awards granted to our NEOs for 2025. The payments actually earned for 2025 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2025.
(4)	Reflects the weighted average of Mr. Sagr’s award opportunities under the 2025 Short-Term Incentive Plan. During 2025, Mr. Sagr served in three different roles following two promotions (effective March 31 to President and June 7 to CEO). These transitions resulted in adjustments to his base salary and target bonus percentage; accordingly, the amounts shown reflect the pro-rated portions of each respective target level based on the duration of his service in each role.

Executive Compensation Elements

In addition to their base salary, each NEO can earn an annual cash bonus under the short-term incentive plan based on a percentage of their base salary and on the Company’s annual financial performance. Corporate performance targets (based on earnings before taxes (“EBT”) with certain adjustments for non-operating items (“Adjusted EBT”), are assigned various weights under the Company’s short-term incentive plan annually. The 2025 short-term incentive bonus goals for the NEOs were based 100% on the Company’s achievement of its operating plan financial targets for 2025 as approved by the Compensation Committee and the Board. Achievement of the 100% level of each component results in full payment of the specified targeted bonus for each NEO described below under “Executive Employment Agreements.” The financial performance-based short-term awards for 2025 were based on achievement of an Adjusted EBT of 155.5% of the target.

Each NEO also receives an annual LTIP award. For fiscal years prior to 2025, long-term incentive awards were comprised of a restricted stock grant and a multi-year performance-based financial incentive payable in cash, linked to the Company’s multi-year return on equity targets. Beginning with fiscal year 2025, the Compensation Committee transitioned the long-term incentive program to be exclusively comprised of restricted stock grants under the 2024 Plan. This shift simplifies our compensation structure and further aligns executive realized pay with long-term stockholder value creation. Restricted stock awards to NEOs under the LTIP carry a pro-rata three-year vesting term. In 2025, the performance-based portion of the long-term incentive award was based on achievement against three-year (2025-2027) corporate performance targets approved by the Board. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period. Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if a return on equity above the target level is achieved. The payouts are 100% formulaic and our LTIP does not allow payout discretion by the Board.

Upon an NEO’s retirement (as defined in our long-term incentive plan award agreement) or death, the NEO (or the NEO’s estate) will continue to vest in any restricted stock and earn any performance award on the basis of the performance level indicated in the most recent forecast, if such restricted stock or performance award was granted more than 12 months before such retirement. Any restricted stock and performance award granted in the 12-month period ending on the NEO’s retirement or death will be prorated to reflect the partial year of service. Any restricted stock that vests and performance awards that are earned as a result of retirement will be subject to the NEO’s compliance with restrictive covenants. If the NEO becomes permanently disabled, they will be credited with one year of additional service in calculating the portion of restricted stock that is vested or the performance award that is earned.

All NEOs are eligible for employee benefits available to the Company’s other salaried employees in the U.S., and U.A.E., including group medical insurance, dental insurance, group life insurance, Company-funded short-term disability benefits, group long-term disability insurance, and in the U.S., NEOs are eligible for a 401(k) retirement plan. All NEOs are eligible for equity awards under our equity incentive plan, the 2024 Omnibus Plan.

We believe the ongoing health and wellness of our executives is critical for achieving our Company goals and creating stockholder value. As a result, we have an Executive Wellness Program paid for by the Company which requires each senior executive to complete a comprehensive health and wellness assessment annually.

Role of Independent Compensation Consultant

Our Compensation Committee engaged WTW to compare the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenue amounts similar to the Company. In engaging WTW, the Compensation Committee considered WTW’s independence from management, taking into account all material factors, including those specified in stock exchange listing requirements, and concluded that WTW’s work did not raise any conflicts of interest.

Change of Control - “Double Trigger”

Under our employment agreements with our NEOs, entitlement to severance following a change in control is “double trigger,” requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.

Executive Employment Agreements

Saleh Sagr

Mr. Sagr joined the Company on April 28, 2019, as Vice President – Middle East and North Africa (“MENA”). He was subsequently promoted to Senior Vice President – MENA and, on March 31, 2025, was appointed President of the Company. On June 7, 2025, Mr. Sagr was appointed President and Chief Executive Officer.

On March 31, 2025, the Company entered into an Executive Employment Agreement with Mr. Sagr in connection with his appointment as President, which provided for an initial annual base salary of $410,000. On September 9, 2025, the Company and Mr. Sagr entered into a subsequent employment agreement governing his continued service as President and Chief Executive Officer. Mr. Sagr’s current annual base salary is $450,000.

Mr. Sagr is eligible to receive incentive compensation determined in accordance with the Company’s normal compensation practices. In addition to his annual base salary, Mr. Sagr is eligible to participate in the Company’s annual short‑term incentive program, with a target cash bonus opportunity equal to 100% of his base salary, and the Company’s long‑term incentive compensation program, with a target annual award equal to 100% of his base salary. Long‑term incentive awards generally vest ratably over three years and are comprised of 100% time‑based awards.

Mr. Sagr participates in the Company’s standard employee benefit plans applicable to the MENA region, as well as certain expatriate allowances provided in connection with his assignment. Under his employment agreement, Mr. Sagr is entitled to receive severance benefits, including up to one year of base salary and short‑term incentive compensation and continuation of certain benefits, in the event his employment is terminated by the Company without cause or by Mr. Sagr for good reason, as defined in the employment agreement.

Matthew Lewicki

Mr. Lewicki joined the Company on May 2, 2023, as Chief Accounting Officer and was subsequently appointed Vice President and Chief Financial Officer on October 2, 2023. On October 2, 2023, the Company and Mr. Lewicki entered into an employment agreement governing his service as Vice President and Chief Financial Officer.

Following annual reviews and adjustments by the President and Chief Executive Officer, as approved by the Board of Directors pursuant to his employment agreement, Mr. Lewicki’s current annual base salary is $301,509.

Mr. Lewicki is eligible to receive incentive compensation determined in accordance with the Company’s normal compensation practices. In addition to his annual base salary, Mr. Lewicki is eligible to participate in the Company’s annual short‑term incentive program, with a target cash bonus opportunity equal to 50% of his base salary, and the Company’s long‑term incentive compensation program, with a target annual award equal to 45% of his base salary. Long‑term incentive awards generally vest ratably over three years and are comprised of 100% time‑based awards.

Mr. Lewicki participates in all standard Company employee benefit plans. Under his employment arrangement, Mr. Lewicki is entitled to receive severance benefits, including up to one year of base salary and short‑term incentive compensation and continuation of certain benefits, in the event his employment is terminated by the Company without cause or by Mr. Lewicki for good reason, as defined in the applicable agreement.

David Mansfield

Mr. Mansfield joined the Company on November 8, 2016, pursuant to an employment agreement, and served as President and Chief Executive Officer until his departure from the Company on June 6, 2025. On June 6, 2025, the Company announced that Mr. Mansfield had stepped down from his executive officer role and resigned from the Board of Directors in connection with his previously announced retirement. Mr. Mansfield’s employment agreement expired on November 8, 2025, in accordance with its terms.

Following annual reviews and adjustments by the Board of Directors as provided in his employment agreement, Mr. Mansfield’s base salary at the time of his retirement was $486,720. Mr. Mansfield was eligible for a prorated short‑term incentive award for 2025, determined in accordance with the Company’s normal incentive compensation practices.

Under the Company’s executive compensation program, Mr. Mansfield was eligible to receive an annual cash bonus opportunity with a target incentive equal to 100% of base salary and an annual long‑term incentive award with a target value equal to 150% of base salary. Long‑term incentive awards generally vested ratably over three years. Mr. Mansfield’s most recent long‑term incentive award consisted of 50% performance‑based awards and 50% time‑based awards.

Mr. Mansfield participated in all standard Company employee benefit plans and programs during his employment. Under his employment agreement, Mr. Mansfield was entitled to receive severance benefits, including up to one year of base salary and short‑term incentive compensation and continuation of certain benefits, in the event his employment was terminated by the Company without “cause” or by Mr. Mansfield for “good reason,” each as defined in the employment agreement.

Mr. Mansfield’s separation from the Company occurred pursuant to his previously announced retirement, and any compensation paid to him in connection with his departure was made in accordance with his employment and retirement arrangements.

The following table sets forth the outstanding equity awards held by our NEOs as of January 31, 2026:

Outstanding Equity Awards on January 31, 2026

Name	Equity incentive plan awards: Number of Shares of Stock That Have Not Vested	Vesting Date	Equity incentive plan awards: Market Value of Shares of Stock That Have Not Vested (1)
Saleh Sagr	9,753	6/25/2026	$281,667
	9,753	6/25/2027	281,667
	9,753	6/25/2028	281,667
	500	6/22/2026	14,440
	1,926	6/22/2026	55,623
	2,445	7/25/2026	70,612
	2,444	7/25/2027	70,583
Matthew Lewicki	2,943	6/25/2026	84,994
	2,943	6/25/2027	84,994
	2,943	6/25/2028	84,994
	1,366	6/22/2026	39,450
	2,469	7/25/2026	71,305
	2,469	7/25/2027	71,305
David Mansfield	11,414	6/22/2026	329,636
	13,804	7/25/2026	398,660
	13,805	7/25/2027	398,688

(1) The market value of the shares is based upon the closing price of the Company’s Common Stock of $28.88 on January 31, 2026.

The following table sets forth the number and value of NEO restricted stock awards that vested in 2025.

Restricted Stock Vested in 2025

Name	Number of Shares Acquired on Vesting	Value Realized upon Vesting (1)
Saleh Sagr	6,600	$156,412
Matthew Lewicki	3,834	91,396
David Mansfield	35,481	841,198

(1)	The value of shares vested is based upon the closing price of the Company’s Common Stock on the various dates throughout the year on which each tranche of shares vested.

401(k) Plan

The domestic employees of the Company, including our NEOs, are eligible to participate in the Company’s Employee Savings Plan (401(k) Plan), which is applicable to all employees except certain employees covered by collective bargaining agreement benefits. The Company matches 100% of the first 1% of the participant’s contributions, and another 50% of the next 5% of contributions, for a maximum total of 3.5% employer match.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or as otherwise believed to be known by the Company, the following table sets forth the only persons known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; the name and address of such owner; the number of shares of Common Stock beneficially owned; the nature of such ownership; and the percent ownership of our outstanding shares of Common Stock which is based upon 8,123,273 shares outstanding as of April 27, 2026.

	Amount and
Name and Address of	Nature of		Percent of Outstanding
Beneficial Owner	Beneficial Ownership		Shares

Raymond James & Associates	553,190	(1)	6.8%
880 Carillon Parkway
St. Petersburg, FL 33716

(1)

According to a Schedule 13G filed January 7, 2026, Raymond James & Associates ("RJ&A"), in its capacity as investment adviser, may be deemed the beneficial owner of 553,190 shares of Common Stock as of December 31, 2025, which are owned by investment advisory client(s) consisting of investment companies and certain other commingled funds, group trusts and separate accounts. RJ&A stated that it has sole voting power over 0 shares and sole dispositive power over 553,190 shares. RJ&A disclaims beneficial ownership of such securities.

SECURITY OWNERSHIP OF

PEO, NEOS AND DIRECTORS

The following table sets forth certain information concerning the beneficial ownership of our Common Stock of each director, each NEO, and all directors and executive officers as a group. The percentage ownership calculated was based upon stock ownership and 8,123,273 shares outstanding as of April 27, 2026.

Name of Beneficial Owner	Number of Shares	Stock options	Deferred Shares	Total	Percent of Outstanding Stock
Saleh Sagr	51,062	-	-	51,062	0.6%
David Mansfield (1)	282,653	-	-	282,653	3.5%
Matthew Lewicki	18,816	-	-	18,816	*
Ibrahim Al Kuwari	7,317	-	-	7,317	*
Jon Biro	7,249	-	-	7,249	*
Richard Sherrill	1,536	-	-	1,536	*
Nancy Zakhour	576	-	-	576	*
All current directors and executive officers as a group (6 persons) (1)	86,556	-	-	86,556	1.1%

* Less than 0.5%.

(1)	The shares of Common Stock shown for David J. Mansfield are based on most recently available information. Because Mr. Mansfield is no longer an executive officer as of the date of this Proxy Statement, his shares are excluded from the 'All current directors and executive officers as a group' calculation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2027 ANNUAL MEETING

Inclusion of Proposals in the Company’s 2027 Proxy Statement and Proxy Card Under SEC Rules

In order to be eligible for inclusion in the Proxy Statement and Proxy Form relating to such meeting pursuant to the rules and regulations of the SEC, any proposal which a stockholder intends to present at the Company’s 2027 Annual Meeting of Stockholders must be in writing, must be received by the Company at its principal executive offices in The Woodlands, Texas by January 14, 2027 and must satisfy the applicable rules and regulations of the SEC.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

In addition, a stockholder recommendation for nomination of a candidate for election to our Board or a proposal for consideration at the Company’s 2027 Annual Meeting of Stockholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s Bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the Proxy Statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our Bylaws require a stockholder who wants to nominate a director or submit a stockholder proposal to be a stockholder of record and comply with the advance notice provisions of our Bylaws.

Our Bylaws require that stockholder recommendations for nominees to the Board must include all information relating to such person that is required to be disclosed in a Proxy Statement, and a written consent signed by the nominee evidencing a willingness to serve as a director if elected.

Our Bylaws require that stockholder proposals include all information relating to such business that would be required to be disclosed in a proxy statement or otherwise in connection with solicitations of proxies for the election of directors. In order to be considered timely under the advance notice requirements of our Bylaws, the proposal or recommendation for nomination must be received by the Board at least 90 days but no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2027 Annual Meeting of Stockholders, a proposal or recommendation for nomination must be received by the Board not earlier than February 24, 2027, and not later than March 26, 2027. If the date of the annual meeting is not within 30 calendar days before or after the first anniversary of the date of the previous year’s annual meeting, then the proposal or recommendation must be received not later than five business days after the date on which notice of the 2027 Annual Meeting is mailed or publicly disclosed or such proposal will be considered untimely. Except for proposals properly made in accordance with the applicable rules and regulations of the SEC, the advance notice provisions of the Bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

In addition, our Bylaws require that the stockholder giving notice must also include with respect to such stockholder, each nominee proposed by such stockholder, and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder or person acting in concert with such stockholder; (i) the name and address of the stockholder; (ii) the class or series and number of shares which are beneficially owned or held of record by such person; (iii) the nominee holder for and number of, shares beneficially owned but not owned of record by such person; (iv) whether and the extent to which any hedging or other transaction or any other arrangement has been entered into or made, the intent or effect of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company; (v) if known by the stockholder, making the proposal, the name and address of any other stockholder supporting the nominee or the proposal on the date of such stockholder’s proposal; (vi) a description of all arrangements or understandings between such persons pursuant to which nominations are to be made and any relationships between the nominating stockholder or any person acting in concert with such stockholder and each proposed nominee; (vii) whether such person intends to solicit proxies in connection with the nomination or proposal; (viii) a brief description of the matter (other than nomination of a director) and the reasons for consideration thereof at the meeting; and (ix) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the proposal or bring such matter before the meeting. All candidates, including candidates recommended by stockholders for consideration as nominees for vacant or new Board positions, are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee.

IMPORTANT

We urge you to PROMPTLY vote your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy to the address provided.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew E. Lewicki

Secretary

FERNA-PIPE INTERNATIONAL HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SERVICES INC.
PO BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/23/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PPIH2026
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/23/2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR all of the listed director nominees:

1. Election of Directors

Nominees

	For	Against	Abstain
1a. Ibrahim Al Kuwari	☐	☐	☐
1b. Jon Biro	☐	☐	☐
1c. Saleh Sagr	☐	☐	☐
1d. Richard Sherrill	☐	☐	☐
1e. Nancy Zakhour	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

0000707566_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Perma-Pipe International Holdings, Inc.

Annual Meeting of Stockholders
June 24, 2026 1:00 p.m. CDT

via a virtual meeting that will be webcast and can be accessed at www.virtualshareholdermeeting.com/PPIH2026

The undersigned hereby appoints Jon Biro, Saleh Sagr and Matthew Lewicki, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of Perma-Pipe International Holdings, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held via live webcast on June 24, 2026 at 1:00 p.m. CDT, and at any adjournment thereof, with all the powers the undersigned would possess if present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of directors listed in proposal 1 and FOR proposals 2 and 3, and in discretion of the proxies upon such matters that may properly come before the meeting or any adjournment or postponement thereof.

0000707566_2 R2.09.05.010

Continued and to be signed on reverse side